                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement           / / Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                   Advanced Digital Information Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                    ADVANCED DIGITAL INFORMATION CORPORATION
                       10201 WILLOWS ROAD, P.O. BOX 97057
                         REDMOND, WASHINGTON 98073-9705

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 19, 1997

TO THE SHAREHOLDERS:

     The Annual Meeting of Shareholders of Advanced Digital Information Corporation, a Washington corporation ("ADIC" or the "Company"), will be held on Wednesday, February 19, 1997 at 10:00 a.m., local time, at the Hyatt Regency Bellevue at Bellevue Place, 900 Bellevue Way N.E., Bellevue, Washington, for the following purposes:

     1. To elect two directors, each to hold office for a three-year term;

     2. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     Only holders of record of shares of ADIC Common Stock at the close of business on January 3, 1997, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and adjournments or postponements thereof. Shareholders are cordially invited to attend the meeting in person.

                                          By Order of the Board of Directors

                                          /s/ Charles H. Stonecipher
                                          ----------------------------------
                                          CHARLES H. STONECIPHER
                                          Secretary

Redmond, Washington
January 22, 1997

PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE RETURN ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                    ADVANCED DIGITAL INFORMATION CORPORATION
                               10201 WILLOWS ROAD
                         REDMOND, WASHINGTON 98073-9705

                                PROXY STATEMENT

     This Proxy Statement, which was first mailed to shareholders of Advanced Digital Information Corporation ("ADIC" or the "Company") on January 22, 1997, is furnished to shareholders of the Company (the "Shareholders") in connection with the solicitation of proxies by the Board of Directors of the Company for the Annual Meeting of Shareholders to be held February 19, 1997, and any adjournment or postponement thereof (the "Annual Meeting"). A proxy may be revoked in writing at anytime before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the Annual Meeting and voting in person. If the enclosed form of proxy is properly executed and returned, it will be voted in accordance with the instructions given, but may be revoked at any time to the extent it has not been exercised. There were 8,035,638 shares of the Company's common stock (the "Common Stock"), the only security of the Company entitled to vote at the Annual Meeting, outstanding at January 3, 1997. Holders of a majority of those shares, present in person or represented by proxy, will constitute a quorum. Shareholders are entitled to one vote for each share of Common Stock held of record at the close of business on January 3, 1997, the record date for the Annual Meeting.

     The cost of soliciting proxies will be borne by the Company. Proxies will be solicited by certain of the Company's directors, officers and regular employees ("Team Members"), without additional compensation, personally or by telephone or telefax. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares of Common Stock for their expenses in forwarding solicitation materials to such beneficial owners.

     Each shareholder will be entitled to one vote for each share of Common Stock held. Directors will be elected by a plurality of the shares of Common Stock present by proxy or in person at the Annual Meeting. Holders of Common Stock are not entitled to cumulate votes in the election of directors. Abstention from voting and broker nonvotes on the election of directors will have no impact on the outcome of this proposal.

     The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than as stated in the accompanying Notice of Annual Meeting of Shareholders. The enclosed Proxy gives discretionary authority to the persons named therein to vote the shares in their best judgment if any other matters are properly brought before the Annual Meeting.

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. Each director was elected in 1996, prior to the spin-off from Interpoint Corporation ("Interpoint"), to hold office for one, two or three years to provide for staggered election of directors to three year terms. One class is elected each year by the Shareholders. At the Annual Meeting, two directors will be elected to serve for terms of three years, expiring on the date of the Annual Meeting of Shareholders in 2000. Each director elected will continue in office until a successor has been elected or until resignation or removal in the manner provided by the Bylaws of the Company. The names of nominees to the Board of Directors, each of whom is presently a director of the Company, and the names of directors whose terms will continue after the Annual Meeting are listed below.

     Unless otherwise instructed, the persons named in the accompanying proxy intend to vote shares represented by properly executed proxies for the two nominees named below. If any nominee becomes unavailable for any reason or if a vacancy occurs before the election (which events are not anticipated), the proxies may be voted for a person to be selected by the Board of Directors.

NOMINEES

                                 NAME AND AGE                         DIRECTOR SINCE
            ------------------------------------------------------    --------------
            Christopher T. Bayley, age 58.........................         1996

     Mr. Bayley has served as a Director of Interpoint since 1987. He has served as Chairman of Dylan Bay Companies since 1995 and New Pacific Partners (Seattle and Hong Kong-based investment bank) since 1992. He served as President and Chief Executive Officer, Glacier Park Company (real estate development), and as Senior Vice President, Corporate Affairs, Burlington Resources Inc. (oil and gas exploration and production company) from 1985 to 1992 and 1989 to 1992, respectively. He is a Director of The Commerce Bank, Lawyer Selection Advisors and a member of the Board of Trustees of Scenic America, the International Music Festival of Seattle and the E.B. Dunn Historic Garden Trust.

            Russell F. McNeill, age 85............................         1996

     Mr. McNeill has served as a Director of Interpoint since 1977. Mr. McNeill has also served as Secretary Emeritus of Interpoint since 1992 and served as its Secretary from 1977 to 1992. He is the former President of Old National Bank of Washington, and serves as Trustee Emeritus for Whitman College.

CONTINUING DIRECTORS

                          NAME AND AGE                  TERM EXPIRES     DIRECTOR SINCE
            ----------------------------------------    ------------     --------------
            Walter P. Kistler, age 77...............        1998              1996

     Mr. Kistler served as a Director of ADIC for 11 years prior to its acquisition by Interpoint in 1994 and has served as a Director of Interpoint since 1972. Mr. Kistler has served as Chairman of the Board of Directors of Kistler Aerospace Corporation, since 1993. Mr. Kistler has served as Chairman Emeritus of the Board of Directors of Interpoint since 1987, and served as its Chairman from 1974 to 1987. Mr. Kistler has also served as Chairman of Kistler-Morse Corporation (electronic equipment manufacturer), from 1972 to 1995.

            Walter F. Walker, age 42................        1998              1996

     Mr. Walker has served as a Director of Interpoint since 1995. Mr. Walker has served as President of the Seattle Supersonics National Basketball Association basketball team (a subsidiary of Ackerley Communications, Inc.) since 1994. Prior to this, he served as President, Walker Capital (a money management firm), from March 1994 to September 1994 and as Vice President, Goldman Sachs & Co. (an investment banking firm), from 1987 to 1994. Mr. Walker also serves as a Director of Redhook Ale Brewery, Incorporated and Gargoyles Inc. (eyeware manufacturer).

            John W. Stanton, age 41.................        1999              1996

     Mr. Stanton served as a Director of ADIC for five years prior to its acquisition by Interpoint in 1994 and has served as a Director of Interpoint since 1988. Mr. Stanton has served as Chairman and Chief Executive Officer of Western Wireless Corporation and its predecessor companies since 1992. Previously, he was a Director of McCaw Cellular Communications, Inc. from 1987 to 1994, serving as Vice Chairman from 1988 to 1991. Mr. Stanton is a director of SmarTone Inc., a Hong Kong wireless communications company and also serves as a Trustee of Whitman College.

            Peter H. van Oppen, age 44..............        1999              1996

     Mr. van Oppen has served as Chairman, President and Chief Executive Officer of ADIC since its acquisition by Interpoint in 1994. He also served as a Director of ADIC for eight years prior to its acquisition by Interpoint in 1994. He has served as Chairman of the Board of Directors of Interpoint since 1995. He has served as President and Chief Executive Officer of Interpoint since 1989, as President and Chief Operating Officer of Interpoint from 1987 to 1989, and as Executive Vice President for Finance and Operations of Interpoint from 1985 to 1987. He serves as a Director of Seattle FilmWorks, Inc.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During the last fiscal year and subsequent to the reconstitution of the Board of Directors in anticipation of the spin-off, there were three meetings of the Board of Directors. All directors attended at least seventy-five percent of the meetings held except that Messrs. Bayley and Kistler did not attend one of the meetings.

     The Board of Directors has established an Audit Committee, a Nominating Committee and a Compensation and Stock Option Committee. The Audit Committee, composed of Messrs. Kistler, McNeill, and Walker, reviews with the Company's independent auditors the scope, results and costs of the audit engagement. During the last fiscal year, there were no meetings of the Audit Committee.

     The Nominating Committee, composed of Messrs. Bayley, van Oppen, and Walker, nominates and recommends candidates for the Board of Directors. During the last fiscal year, there were no meetings of the Nominating Committee.

     The Compensation and Stock Option Committee, composed of Messrs. Bayley, Stanton, and Walker, determines the salary and bonus to be paid to the Company's President and Chief Executive Officer and reviews the salaries and bonuses for those reporting to the President and Chief Executive Officer. The Committee also administers the Company's stock option plans and meets either independently or in conjunction with the Company's full Board of Directors to grant options to eligible individuals in accordance with the terms of each plan. During the last fiscal year, there was one meeting of the Compensation and Stock Option Committee and all Committee members attended the meeting.

COMPENSATION OF DIRECTORS; STOCK OPTION PROGRAM

     Nonemployee directors are paid a retainer of $500 per quarter and $500 for each Board of Directors meeting attended. The employee director is not paid any fees for serving as a member of the Board of Directors. Audit Committee members are paid $500 per meeting.

     Under the Advanced Digital Information Corporation 1996 Stock Option Plan ("1996 Plan"), each director who is not an employee of the Company (an "Eligible Director") will receive a nonqualified stock option for 5,500 shares of Common Stock upon his or her initial election or appointment. Such options will vest in four equal annual installments of 1,375 shares each beginning one year after the date of grant. The 1996 Plan also provides for an annual grant of options to purchase 1,000 shares of Common Stock to each Eligible Director on the date of each annual meeting of Shareholders. Such options will vest on the date of the next annual meeting of Shareholders and expire after five years. The 1996 Plan is administered by the Compensation and Stock Option Committee of the Board of Directors.

                               EXECUTIVE OFFICERS

     The following are executive officers of ADIC who will serve in the capacities noted until their successors are appointed:

               NAME                  AGE                     POSITION
-----------------------------------  ---   --------------------------------------------
Peter H. van Oppen.................  44    Chairman of the Board, President and Chief
                                             Executive Officer
Charles H. Stonecipher.............  35    Senior Vice President and Chief Operating
                                           Officer
Michel R. Grosbost.................  50    President and General Manager, ADIC Europe
William C. Britts..................  37    Vice President, Sales and Marketing
Barry W. Brugman...................  51    Vice President, Operations and Finance
Nathan H. Searle...................  49    Vice President, Engineering

     Each executive officer of the Company is appointed annually by the Board of Directors.

     For a biographical summary of Mr. van Oppen see "ELECTION OF DIRECTORS".

     Charles H. Stonecipher. Mr. Stonecipher has served as Senior Vice President and Chief Operating Officer of ADIC since 1995. Prior to this, he served as Vice President, Finance and Administration and Chief Financial Officer of Interpoint from 1994 to 1995. Prior to joining Interpoint, Mr. Stonecipher worked as a Manager at Bain & Company in San Francisco.

     Michel R. Grosbost. Mr. Grosbost has served as President and General Manager of ADIC Europe since 1994. From 1988 to 1994, Mr. Grosbost served in various general management positions with Gigatape and Gigatrend. From 1985 to 1988, Mr. Grosbost served as Vice President, International with Intertechnique.

     William C. Britts. Mr. Britts has served as Vice President, Sales and Marketing of ADIC since 1995. He has also served as Director of Marketing of ADIC since 1995. Prior to joining ADIC, Mr. Britts served in a number of marketing and sales positions with Raychem Corporation and its subsidiary, Elo TouchSystems, beginning in 1988.

     Barry W. Brugman. Mr. Brugman serves as Vice President, Finance and Operations of ADIC, a position he has held since 1994. He previously has served as the Vice President and General Manager of the Custom Hybrids Division of Interpoint from 1993 to 1994, Vice President of Operations of Interpoint from 1992 to 1993, and Vice President of Marketing of the Custom Hybrids Division of Interpoint from 1989 to 1992.

     Nathan H. Searle. Mr. Searle has served as Vice President, Engineering of ADIC since 1988. From 1986 to 1988, Mr. Searle served as Vice President of IQ Technologies Inc. Mr. Searle also co-founded Output Technology Corporation and served as its Vice President, Engineering, from 1984 to 1985.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the Company's Chief Executive Officer (the "CEO") and each of the other five most highly compensated executive officers (together with the CEO, the "named executive officers") during the fiscal year ended October 31, 1996 (and where required, for the fiscal years ended October 31, 1995 and 1994) based on services rendered to Interpoint and ADIC.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                              ANNUAL COMPENSATION                 AWARDS
                                     --------------------------------------    ------------
                                                              OTHER ANNUAL      SECURITIES     ALL OTHER
           NAME AND                               BONUS($)    COMPENSATION      UNDERLYING    COMPENSATION
      PRINCIPAL POSITION       YEAR  SALARY($)      (2)            ($)          OPTIONS(#)        ($)
------------------------------ ----  ---------    --------    -------------    ------------   ------------
Peter H. van Oppen............ 1996  $ 221,000    $96,067                         120,000       $    150(3)
President, Chairman and        1995    212,493     20,636                              --            150(3)
CEO(1)                         1994    202,339     45,896                              --            150(3)
Charles H. Stonecipher........ 1996    122,442     49,165                          95,000            150(3)
Senior Vice President and      1995    116,059      7,650                          20,000            150(3)
Chief Operating Officer(5)     1994     25,004      2,089                          30,000         33,879(4)
Michel R. Grosbost............ 1996    138,720(6)  26,300 (6)         --           41,500
President and General Manager, 1995    138,720(6)   5,487 (6)    $36,809(6)(7)     32,000
ADIC Europe(8)
William C. Britts............. 1996     93,094     20,936                          25,000            150(3)
Vice President, Sales and
Marketing(9)
Barry W. Brugman.............. 1996     94,074     23,338                          25,000
Vice President, Operations and 1995     92,040      8,000                              --
Finance(10)
Nathan H. Searle.............. 1996     96,403     22,985                          25,000            150(3)
Vice President,                1995     93,875      7,308                           6,000            150(3)
Engineering(11)

---------------
 (1) Salary excludes cash-out of unused sick days and vacation days in accordance with Interpoint's flexible time-off plan, which was applicable to all Interpoint Team Members. Such cash-out amounted to $22,645, $4,023, and $8,420 in fiscal 1996, 1995 and 1994, respectively. Also excludes $454,067 related to compensation for the buyout of Interpoint Stock Options.

 (2) Consists of profit bonus and Management Incentive Plan (MIP) awards for fiscal 1996, 1995 and 1994.

 (3) Consists of matching contributions to the 401(k) plan.

 (4) Includes a payment in the amount of $33,729 associated with relocation expenses. The remainder consists of matching contributions to the 401(k) plan.

 (5) Salary excludes cash-out of unused sick and vacation days in accordance with ADIC's new policy of not recognizing vacation accruals for officers. Such cash-out amounted to $12,451. Also excludes $177,543 related to compensation for the buyout of Interpoint Stock Options. Mr. Stonecipher joined Interpoint in August 1994.

 (6) Assumes an exchange rate of French francs to U.S. dollars of 5:1.

 (7) Includes payments by ADIC Europe to two companies, which in turn compensated Mr. Grosbost for services rendered.

 (8) Excludes $75,380 related to compensation for the buyout of Interpoint Stock Options.

 (9) Salary excludes cash-out of unused sick and vacation days in accordance with ADIC's new policy of not recognizing vacation accruals for officers. Such cash-out amounted to $10,417. Also excludes $56,285 related to compensation for the buyout of Interpoint Stock Options.

(10) Salary excludes cash-out of unused sick and vacation days in accordance with ADIC's new policy of not recognizing vacation accruals for officers. Such cash-out amounted to $7,723. Also excludes $89,968 related to compensation for the buyout of Interpoint Stock Options.

(11) Salary excludes cash-out of unused sick and vacation days in accordance with ADIC's new policy of not recognizing vacation accruals for officers. Such cash-out amounted to $4,870. Also excludes $117,853 related to compensation for the buyout of Interpoint Stock Options.

STOCK OPTION GRANTS

     The following table sets forth certain information regarding options granted during the fiscal year ended October 31, 1996 to the named executive officers under the ADIC 1996 Stock Option Plan and the Interpoint Corporation Amended 1995 Stock Option Plan. In connection with the spin-off of ADIC from Interpoint, all options to purchase Interpoint Common Stock held by Team Members were converted into a combination of cash and options to purchase an equivalent number of shares of ADIC Common Stock.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                            ----------------------------------------------------------            VALUE
                                          PERCENT OF                                     AT ASSUMED ANNUAL RATES
                            NUMBER OF    TOTAL OPTIONS                                       OF STOCK PRICE
                              SHARES      GRANTED TO                                          APPRECIATION
                            UNDERLYING       TEAM                                          FOR OPTION TERM(3)
                             OPTIONS      MEMBERS IN     EXERCISE PRICE     EXPIRATION   -----------------------
           NAME             GRANTED(#)    FISCAL YEAR      ($/SHARE)           DATE          5%          10%
--------------------------- ----------   -------------   --------------     ----------   ----------   ----------
Peter H. van Oppen.........    20,000         4.45%         $ 5.2328(1)        5/21/01    $ 28,915     $ 63,894
                              100,000        22.23%          13.2500(2)       10/16/01     366,073      808,926
Charles H. Stonecipher.....    20,000         4.45%           5.2328(1)        5/21/01      28,915       63,894
                               75,000        16.68%          13.2500(2)       10/16/01     274,555      606,694
Michel R. Grosbost.........     4,000          .89%           5.2328(1)        5/21/01       5,783       12,779
                               37,500         8.34%          13.2500(2)       10/16/01     137,277      303,347
William C. Britts..........    25,000         5.56%          13.2500(2)       10/16/01      91,518      202,231
Barry W. Brugman...........    25,000         5.56%          13.2500(2)       10/16/01      91,518      202,231
Nathan H. Searle...........    25,000         5.56%          13.2500(2)       10/16/01      91,518      202,231

---------------
(1) On May 21, 1996, options were granted to purchase Interpoint Common Stock at a price of $7.4375. In connection with the spin-off, these options were converted to cash payments of $37,906 each for Messrs. van Oppen and Stonecipher and $7,581 for Mr. Grosbost, representing the value attributable to the merged microelectronics business, and options to purchase ADIC Common Stock at the stated price.

(2) These options vest in four equal annual installment beginning one year after the date of grant. The per share exercise price represents the fair market value of the ADIC Common Stock on the date of grant. The options expire five years from the date of grant.

(3) Future value of current year grants assuming appreciation of 5% and 10% per year over the five-year option period. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END VALUE TABLE

     The following table sets forth certain information regarding options exercised and options held as of October 31, 1996 and for the fiscal year then ended by each of the named executive officers.

                         FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                               OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                               SHARES                         OCTOBER 31, 1996             OCTOBER 31, 1996(2)
                              ACQUIRED        VALUE      ---------------------------   ---------------------------
           NAME              ON EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Peter H. van Oppen.........     97,518     $ 1,004,111     127,482        120,000      $ 1,213,235     $ 125,344
Charles H. Stonecipher.....         --              --      23,000        122,000          191,680       353,526
Michel R. Grosbost.........      7,000          71,563       4,000         62,500           30,522       199,686
William C. Britts..........         --              --       5,000         40,000           42,242       126,725
Barry W. Brugman...........         --              --      26,900         25,000          261,117            --
Nathan H. Searle...........         --              --      26,800         31,700          279,533        59,441

---------------
(1) Value realized is determined by subtracting the exercise price from the fair market value on the date that the options were exercised and multiplying the resulting number by the number of underlying shares of Common Stock.

(2) Value is calculated based on the difference between the option exercise price and the fair market value of the ADIC Common Stock as of October 31, 1996, times the number of shares.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE ON ANNUAL COMPENSATION

     The policy of the Compensation and Stock Option Committee (the "Committee") with respect to executive officer compensation is that such compensation should
(i) assist ADIC in attracting and retaining key executives critical to the Company's success, (ii) align the interests of the executives with the interests of the Shareholders, (iii) reflect ADIC's performance and (iv) reward executives for their individual performance. Executive compensation includes base salary, bonuses based on Company performance and stock option grants. These programs are designed to provide incentives for both short and long-term performance.

     Base Salary. The base salary of the Chief Executive Officer ("CEO") is set at an amount the Committee believes is competitive or somewhat below salaries paid to executives of companies of comparable size in similar industries and located within the Company's local area. In evaluating salaries, the Committee relies upon an American Electronics Association survey which provides data by industry and size of company as well as knowledge of local pay practices as reported in financial periodicals or otherwise accessible to the Committee. Additionally, a review of the CEO's performance and a general review of the Company's financial and stock price performance are considered.

     The base salary for executive officers and all other salaried Team Members is reviewed annually. During 1996, the review date was moved from August 1 to June 1 for all salaried Team Members except executive officers. The CEO's base salary was increased from $220,000 to $228,800 on August 1, 1996, and this adjustment provided an increase of 4.0 percent which is approximately equal to the average adjustment granted to other executive officers and salaried Team Members at ADIC and Interpoint. Effective October 16, which was the date of the ADIC spin-off, the CEO began full-time responsibilities at ADIC and his base salary was reduced to $200,000 per year. This salary change was based on the recommendation of the CEO and is intended to shift the mix of total compensation toward performance incentives and stock options which is consistent with the industry in which ADIC operates.

     Bonuses. Bonuses for 1996 were paid under the Interpoint Profit Sharing and Management Incentive Plans. The Profit Sharing Plan is a noncontributory plan that covered all domestic ADIC Team Members except certain commissioned sales personnel. The plan, which has been in place at Interpoint in substantially the same form since 1973, provided for up to fifteen percent of the Company's pretax profits to be contributed to the Plan which were then allocated among the Team Members, including the CEO, based upon his or her monthly wage and length of service. The plan was capped at a payout equal to one month's pay, which was paid in 1996, including $19,067 paid to the CEO. Effective November 1, 1996, the Interpoint Profit Sharing plan was replaced by the ADIC Bonus Plan described below.

     The Interpoint Management Incentive Plan ("MIP") was also noncontributory and covered approximately 26 ADIC Team Members. The Board of Directors set aside a portion of pretax profits for payment under the MIP based upon achievement of certain corporate performance goals which were established at the beginning of the year. These goals were primarily tied to operating profit and provided for significant growth in sales and profitability during 1996. Upon achievement of these goals, MIP payment targets were set as a percentage of base compensation depending upon the Team Member's level of responsibility. In 1996, ADIC participants were paid a total of approximately $265,000 under this plan, including $77,000 to the CEO. Effective November 1, 1996, the Interpoint Management Incentive Plan was replaced by the ADIC Bonus Plan described below.

     ADIC Bonus Plan. Effective November 1, the ADIC Bonus Plan ("ABP") was adopted to replace all other cash incentive plans for fiscal 1997. Participants in the ABP include the President of ADIC Europe and all domestic ADIC Team Members except certain commissioned sales personnel. Payout amounts will be based on job grade, vesting, individual performance and corporate performance. Aggregate total payouts are expected to be less than ten percent of the Company's pre-tax income at an operating income equal to 125 percent of budgeted levels. At that profit level, individual amounts are targeted to range between eight percent and 50 percent of base salary. Team Members become eligible for the bonus plan on a pro rata basis beginning the third month of employment and become fully eligible at the end of one year of employment, including prior service at Interpoint. Payouts will be made on an annual, single payment basis.

     Stock Option Grants. The Company provides its executive officers with long-term incentives through the 1996 Transition Plan, which includes options replacing previously granted Interpoint stock options, and the 1996 Stock Option Plan. The objective of these plans is to provide incentives to maximize shareholder value. The Committee relies upon surveys and general familiarity with the proportion of shares available for stock options in similar technology-based companies to determine appropriate grant levels. There were no option grants made to the CEO during 1994 or 1995. On May 21, 1996, the CEO was granted options to purchase 10,000 Interpoint shares at a price of $14.875 per share. Subsequent to the 2:1 stock split and conversion to ADIC Replacement Options per the terms of the Merger Agreement and the Transition Plan, this grant now represents options to purchase 20,000 shares of ADIC common stock at an exercise price of $5.2328 per share. On October 16, the CEO was granted options to purchase 100,000 ADIC shares at an exercise price of $13.25 per share. Both 1996 stock option grants are subject to a four-year vesting schedule.

                    COMPENSATION AND STOCK OPTION COMMITTEE

                           John W. Stanton, Chairman
                             Christopher T. Bayley
                                Walter F. Walker

                               PERFORMANCE GRAPH
                       COMPARISON OF CUMULATIVE RETURN(1)
                AMONG ADVANCED DIGITAL INFORMATION CORPORATION,
              NASDAQ COMPUTER MANUFACTURER INDEX AND S&P 500 INDEX

                                                          NASDAQ COMPUTER
        MEASUREMENT PERIOD           STANDARD & POOR'S   MANUFACTURER IN-
      (FISCAL YEAR COVERED)                INDEX                DEX             ADIC STOCK
10/17/96                                           100                 100                 100
10/31/96                                           100                  97                  85

---------------
(1) Assumes $100 invested in ADIC Common Stock at the close of the first day of trading on October 17, 1996. Similarly, assumes $100 invested in the Nasdaq Computer Manufacturer Index and the S&P 500 Index on October 17, 1996.

SECTION 16 REPORTING

     Section 16(a) of the Exchange Act requires ADIC's officers and directors, and persons who own more than 10% of a registered class of ADIC's equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than 10% shareholders are required by Commission regulation to furnish ADIC with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5s were required for those persons, ADIC believes that during fiscal 1996 all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that 4,000 shares of Common Stock held by the spouse of Christopher Bayley, a director of the Company, received in the spin-off of ADIC from Interpoint, were not included in a Form 4 filed by him for the month of October 1996.

PRINCIPAL SHAREHOLDERS

     The following table sets forth information as of January 3, 1997, with respect to all Shareholders known by ADIC to be the beneficial owners of more than 5% of the outstanding shares of ADIC Common Stock. Except as noted, ADIC believes that the beneficial owners of the shares of ADIC Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                                                      SHARES BENEFICIALLY
                                                                             OWNED
                                                                     ----------------------
                           NAME AND ADDRESS                          NUMBER         PERCENT
    ---------------------------------------------------------------  -------        -------
    John W. Stanton................................................  481,464(1)       6.0%
      10201 Willows Road
      Redmond, Washington 98052

---------------

(1) Includes 13,000 shares subject to issuance upon exercise of ADIC options that are exercisable within 60 days.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of January 3, 1997, with respect to the beneficial ownership of shares of ADIC Common Stock of each director of ADIC, each of ADIC's executive officers for whom compensation is reported in this Proxy Statement, and all directors and executive officers of ADIC as a group. Except as noted, ADIC believes that the beneficial owners listed below, based on information furnished by such owner, have sole voting and investment power with respect to such shares.

                                                                 SHARES BENEFICIALLY OWNED
                                                               -----------------------------
                              NAME                              NUMBER               PERCENT
    ---------------------------------------------------------  ---------             -------
    John W. Stanton..........................................    481,484(1)             6.0%
    Walter P. Kistler........................................    328,900(1)(2)          4.1%
    Peter H. van Oppen.......................................    291,956                3.6%
    Nathan H. Searle.........................................     76,300(4)               *
    Christopher T. Bayley....................................     58,000(1)(11)           *
    Charles H. Stonecipher...................................      9,000(5)               *
    Barry W. Brugman.........................................     39,050(6)               *
    Michel R. Grosbost.......................................     20,000(7)               *
    Walter F. Walker.........................................     18,750(10)              *
    Russell F. McNeill.......................................      8,800(8)               *
    William C. Britts........................................     10,000(9)               *
    All directors and executive officers as a group (11
      persons)...............................................  1,342,220               16.7%

---------------

  *  Represents holdings of less than 1%.

 (1) Includes 13,000 shares subject to issuance upon exercise of ADIC options that are exercisable within 60 days.

 (2) Includes 250,000 shares owned by Foundation for the Future, in which Mr. Kistler is a trustee.

 (3) Does not include 10,300 shares that are held in trust for Mr. van Oppen's minor children or 6,000 shares that are held in a trust (as to which Mr. van Oppen serves as trustee) for the benefit of certain minor relatives of Mr. van Oppen, as to which he disclaims beneficial ownership. Includes 127,482 shares subject to issuance upon exercise of ADIC options that are exercisable within 60 days.

 (4) Includes 28,300 shares subject to issuance upon exercise of ADIC options that are exercisable within 60 days.

 (5) Includes 7,000 shares subject to issuance upon exercise of ADIC options that are exercisable within 60 days.

 (6) Includes 26,900 shares subject to issuance upon exercise of ADIC options that are exercisable within 60 days.

 (7) Includes 6,000 shares subject to issuance upon exercise of ADIC options that are exercisable within 60 days.

 (8) Includes 8,800 shares subject to issuance upon exercise of ADIC options that are exercisable within 60 days.

 (9) Includes 10,000 shares subject to issuance upon exercise of ADIC options that are exercisable within 60 days.

(10) Includes 3,750 shares subject to issuance upon exercise of ADIC options that are exercisable within 60 days.

(11) Includes 4,000 shares owned by Mr. Bayley's spouse.

                              CERTAIN TRANSACTIONS

     The Company leases its facility located in Redmond, Washington, from K-M Properties, a general partnership of which Walter P. Kistler, a director, is a partner. Rent payments for fiscal 1996 were $300,862.

     The Company reimburses Michel R. Grosbost, President and General Manager, ADIC Europe, for use of office space and equipment located in his residence in connection with the Company's sales operations in Europe. Rent payments for use of this office space and equipment in fiscal 1996 were $24,000.

                              INDEPENDENT AUDITORS

     Price Waterhouse LLP was ADIC's independent auditor in 1996. A representative of Price Waterhouse LLP will be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement, if desired.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Proposals for Shareholder action that eligible Shareholders wish to have included in the Company's Annual Meeting to be held in February 1998 must be received by the Company at its principal executive offices on or before September 24, 1997.

                                 OTHER MATTERS

     The Board of Directors of the Company knows of no other matters that may come before the Annual Meeting. If any other matters should properly come before the Annual Meeting or any adjournment, the persons named in the proxy intend to vote the proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Charles H. Stonecipher
                                          ----------------------------------
                                          CHARLES H. STONECIPHER
                                          Secretary

Redmond, Washington
January 22, 1997

PROXY

                   ADVANCED DIGITAL INFORMATION CORPORATION
                             10201 Willows Road
                               P.O. Box 97057
                           Redmond, WA 98073-9757

        PROXY FOR ANNUAL MEETING OF SHAREHOLDERS FEBRUARY 19, 1997 This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Peter H. van Oppen and Charles H. Stonecipher, and either of them, with full powers of substitution, attorneys and proxies to vote all shares of stock of the undersigned entitled to vote at the Annual Meeting of Shareholders of ADIC Corporation ("ADIC") to be held at the Hyatt Regency Bellevue at Bellevue Place, 900 Bellevue Way N.E., Bellevue, Washington on February 19, 1997 at 10 a.m. and any adjournment or postponements thereof with all powers the undersigned would possess if personally present:



                            - FOLD AND DETACH HERE -

Please mark
your votes as
indicated in
this example. /x/



The Board of Directors recommends a vote "FOR":

                                FOR                     WITHHOLD
                           all nominees                 AUTHORITY
                      (except as instructed            to vote for
                      to the contrary below)           all nominees

1.  ELECTION OF DIRECTORS

    NOMINEES:  Christopher T. Bayley
               Russell F. McNeill

    INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.

    ---------------------------------------------------


2. Such other matters as may properly come before the Meeting. The Board of Directors at present knows of no other matters to be brought before the Meeting.


                  The proxy will be voted in accordance with the instructions given. Unless revoked or otherwise instructed, the shares represented by this proxy will be voted for proposal 1 and will be voted in accordance with the discretion of the proxies upon all other matters which may come before the Meeting or any adjournment or postponement thereof.


Signature of Shareholder(s)                              Dated            ,1977
                           -----------------------------       ----------
PLEASE SIGN AS YOUR NAME APPEARS. Trustees, Guardians, Personal and other Representatives, please indicate full titles.

             PLEASE DATE AND MAIL IN ENCLOSED POSTAGE-PAID ENVELOPE.

                            - FOLD AND DETACH HERE -